                              UNITED CAPITAL CORP.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 19, 1997

                            ------------------------

To the Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of UNITED CAPITAL CORP, a Delaware corporation (the "Company"), will be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 19, 1997, at 10:00 A.M., Local Time, for the following purposes:

        1. To elect four (4) members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

        2. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1997; and

        3. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on May 16, 1997 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

                                          By Order of the Board of Directors
                                          ANTHONY J. MICELI,
                                          SECRETARY

Dated: May 19, 1997

    WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              UNITED CAPITAL CORP.
                                  9 PARK PLACE
                           GREAT NECK, NEW YORK 11021
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 19, 1997
                            ------------------------

                                  INTRODUCTION

    This Proxy Statement is being furnished to stockholders by the Board of Directors of United Capital Corp., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 1997 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 19, 1997, at 10:00 A.M., Local Time, or at any adjournment thereof.

    The principal executive offices of the Company are located at 9 Park Place, Great Neck, New York 11021. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is May 19, 1997.

                       RECORD DATE AND VOTING SECURITIES

    Only stockholders of record at the close of business on May 16, 1997, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournment thereof. As of the close of business on the Record Date, there were 5,282,723 outstanding shares of the Company's common stock, $.10 par value (the "Common Stock"). Each of such shares is entitled to one vote. There was no other class of voting securities of the Company outstanding on that date. All shares of Common Stock have equal voting rights. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                               VOTING OF PROXIES

    Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) for the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1997 and (iii) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxies.

    The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented to the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

    The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

                               SECURITY OWNERSHIP

    The following table sets forth information concerning ownership of the Company's Common Stock, as of the Record Date, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer, and nominee for election as a director and by all directors and executive officers of the Company as a group:

      NAME AND ADDRESS                SHARES          PERCENTAGE
     OF BENEFICIAL OWNER        BENEFICIALLY OWNED    OF CLASS(5)
-----------------------------  --------------------   -----------

A.F. Petrocelli                         3,016,424(1)(2)    55.8%
9 Park Place
Great Neck, NY 11021

Beverly Petrocelli                        500,000(2)      9.5%
c/o 9 Park Place
Great Neck, NY 11021

Anthony J. Miceli                          26,300(3)        *
9 Park Place
Great Neck, NY 11021

Arnold S. Penner                                  0        --
545 Madison Avenue
4th Floor
New York, NY 10022

Howard M. Lorber                           78,500(4)      1.5%
70 E. Sunrise Highway
Valley Stream, NY 11581

All executive officers and              3,121,224(1)(3)(4)    57.5%
directors as a group
(4 persons)

------------------------

*   Less than 1%

(1) Mr. Petrocelli owns directly 2,891,424 shares of Common Stock and presently exercisable options to purchase 125,000 shares of Common Stock. Does not include shares held by the wife, adult children or the grandchildren of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of the shares held by his wife, adult children and grandchildren.

(2) Beverly Petrocelli is the wife of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of all shares held by Mrs. Petrocelli. Does not include shares held by the adult children or the grandchildren of Mrs. Petrocelli. Mrs. Petrocelli disclaims beneficial ownership of the shares held by her husband, adult children and grandchildren.

(3) Consists of presently exercisable options to purchase 26,300 shares of Common Stock.

(4) Includes 21,700 shares owned by Mr. Lorber's wife and 36,800 shares owned by the Howard M. Lorber Irrevocable Trust. Mr. Lorber disclaims beneficial ownership of all shares owned by Mr. Lorber's wife and the Howard M. Lorber Irrevocable Trust.

(5) Includes the shares of Common Stock subject to options (exercisable within 60 days after the Record Date) held by each of the named individuals or the directors and executive officers as a group for purposes of calculating the respective percentages of Common Stock owned by such individuals or by the executive officers and directors as a group.

                       PROPOSAL I--ELECTION OF DIRECTORS

NOMINEES

    Unless otherwise specified, all Proxies received will be voted in favor of the election of the persons named below as directors of the Company, to serve until the next Annual Meeting of Stockholders of the Company and until their successors shall be duly elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker nonvotes on the election of directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing directors. All nominees are currently directors of the Company. The terms of the current directors expire at the Meeting and when their successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors. The names of the nominees and certain information concerning them are set forth below:

                                                                                                                    FIRST
                                                                                                                    YEAR
                                                                                                                   BECAME
NAME                                                    PRINCIPAL OCCUPATION                            AGE       DIRECTOR
--------------------------------  ----------------------------------------------------------------      ---      -----------

A.F. Petrocelli.................  Chairman of the Board,                                                    53         1981
                                    President and Chief
                                    Executive Officer of the Company

Anthony J. Miceli...............  Vice President, Chief                                                     34         1996
                                    Financial Officer and
                                    Secretary of the Company

Arnold S. Penner................  Self employed real estate                                                 60         1989
                                    investor and broker

Howard M. Lorber................  Chairman and Chief Executive                                              48         1991
                                    Officer of Hallman &
                                    Lorber Associates, Inc.

    A.F. PETROCELLI, has been Chairman of the Board and Chief Executive Officer since December, 1987, President of the Company since June, 1991 and from June, 1983 to March, 1989 and a Director of the Company since June 1981. Mr. Petrocelli is a Director of Prime Hospitality Corp., a New York Stock Exchange listed company, and a Director of Nathan's Famous Inc. ("Nathan's").

    ANTHONY J. MICELI, has been a Director and a Vice President and Chief Financial Officer of the Company since June, 1996 and prior thereto was the Corporate Controller of the Company for more than four years. Mr. Miceli is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and New Jersey Society of Certified Public Accountants.

    ARNOLD S. PENNER, has been a Director of the Company since 1989 and has worked for more than the past five years as a private real estate investor and as a self-employed real estate broker in New York.

    HOWARD M. LORBER, has been a Director of the Company since May 1991. Mr. Lorber has been a shareholder of Aegis Capital Corp., a broker-dealer and a member firm of the National Association of Securities Dealers, since 1984. Mr. Lorber is also President and Chief Operating Officer and a member of the Board of Directors of New Valley Corporation (formerly Western Union Corp.) as well as Chairman of the Board of Directors and Chief Executive Officer of Nathan's. Mr. Lorber is also a member of the Board of Directors of Prime Hospitality Corp. and Alpine Lace Brands, Inc., and a Trustee of the Board of Long Island University. Since before 1992, Mr. Lorber has also been a general partner or shareholder of a corporate general partner of various limited partnerships organized to acquire and operate real estate properties.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

MEETINGS

    The Board of Directors held two meetings, during the year ended December 31, 1996. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware.

    The Company has a standing Audit Committee and a Compensation and Stock Option Committee whose members are Howard M. Lorber and Arnold S. Penner, the independent, non-employee, directors of the Company. The Audit Committee annually recommends to the Board of Directors, independent public accountants as auditors of the Company's books, records and accounts, reviews the scope of the audits performed by such auditors and the audit reports prepared by them, and reviews and monitors the Company's internal accounting procedures. The Compensation and Stock Option Committee, which was formed in December 1993, recommends to the Board of Directors compensation for the Company's key employees and administers the Company's 1988 Joint Incentive and Non-Qualified Stock Option Plan (the "Joint Plan") and the 1988 Incentive Stock Option Plan (the "Incentive Plan") and awards stock options thereunder.

    Directors of the Company who are not officers of the Company are entitled to receive compensation for serving as directors in the amount of $6,000 per annum and $500 per Board meeting and Committee meeting attended.

EXECUTIVE COMPENSATION

    The following table sets forth, for the Company's 1996 fiscal year, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the most highly compensated executive officer of the Company other than the CEO who was an executive officer of the Company at the end of the fiscal year ended December 31, 1996 and whose salary and bonus exceeded $100,000 (one individual) with respect to the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                                -----------------------------------------  ------------------------------

                                                                          OTHER ANNUAL                      ALL OTHER
        NAME AND PRINCIPAL                                                COMPENSATION      NUMBER OF     COMPENSATION
             POSITION                  YEAR     SALARY($)    BONUS($)        ($)(1)          OPTIONS           ($)
-----------------------------------  ---------  ----------  ----------  -----------------  -----------  -----------------

A.F. Petrocelli, ..................       1996  $  650,000  $  700,000             --              --              --
  Chairman of the                         1995     650,000     700,000             --              --           -- --
  Board, President                        1994     650,000     700,000             --              --
  and Chief Executive
  Officer

Anthony J. Miceli, ................       1996  $   99,557  $   50,000             --          20,000              --
  Vice President and                      1995      90,088      30,000             --              --           -- --
  Chief Financial                         1994      84,999      30,000             --              --
  Officer (2)

------------------------

(1) Perquisites and other personal benefits, securities or property to each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.

(2) Mr. Miceli became Vice President and Chief Financial Officer of the Company in June 1996. Prior thereto, he was the Corporate Controller of the Company.

OPTION GRANTS DURING 1996 FISCAL YEAR

    The following table provides information related to options to purchase Common Stock granted to the named executive officers during 1996. The Company currently does not have any plans providing for the grant of stock appreciation rights.

                                                                                                          POTENTIAL REALIZABLE
                                                                                                            VALUE AT ASSUMED
                                             INDIVIDUAL GRANTS                                                    RATES
                                       ------------------------------                                        OF STOCK PRICE
                                                        % OF TOTAL                                          APPRECIATION FOR
                                         NUMBER OF        OPTIONS       EXERCISE                                 OPTION
                                        SECURITIES      GRANTED TO       OR BASE                                 TERM(2)
                                        UNDERLYING     EMPLOYEES IN       PRICE                           ---------------------
NAME                                   OPTION(#)(1)     FISCAL YEAR     ($/SH)(2)     EXPIRATION DATE        5%         10%
-------------------------------------  -------------  ---------------  -----------  --------------------  ---------  ----------

Anthony J. Miceli....................       20,000             100%     $    7.25   February 29, 2006     $  91,200  $  231,000

------------------------

(1) The option exercise price may be paid in shares of Common Stock owned by the executive, in cash, or a combination of any of the foregoing, as determined by the Stock Option Committee administering the Company's stock option plans. The exercise price is equal to the fair market value of the Common Stock on the date of grant.

(2) The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, non-transferability or differences in vesting periods. Regardless of the theoretical value of an option, its ultimate value will depend upon the market value of the Common Stock at a future date, and that value will depend on a variety of factors, including the overall condition of the stock market and the Company's results of operations and financial condition. There can be no assurance that the values reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
  VALUES

    The following table provides information related to options exercised by the named executive officers during 1996 and the number and value of options held by the named executive officers at fiscal year end.

                                                                                                        VALUE OF
                                                                                                       UNEXERCISED
                                                                     NUMBER OF SECURITIES UNDERLYING    IN- THE-
                                                                                                          MONEY
                                                                      UNEXERCISED OPTIONS AT FY-END    OPTIONS AT
                                              COMMON                                                     FY-END
                                              STOCK        VALUE                   (#)                   ($)(2)
                                           ACQUIRED ON    REALIZED   --------------------------------  -----------
NAME                                       EXERCISE (#)    ($)(1)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE
-----------------------------------------  ------------  ----------  -----------  -------------------  -----------

A.F. Petrocelli..........................      100,000   $  250,000     125,000                0        $  93,750

Anthony J. Miceli........................            0            0      26,300                0        $  34,875


NAME                                          UNEXERCISABLE
-----------------------------------------  -------------------
A.F. Petrocelli..........................               0
Anthony J. Miceli........................               0

------------------------

(1) Such options had an exercise price of $5.50 per share. On the date of exercise, the closing price of the Company's Common Stock was $8.00 as reported on the American Stock Exchange ("AMEX").

(2) Based on the closing price of a share of Common Stock on December 31, 1996 of $8.75, as reported on the AMEX.

EMPLOYEE RETIREMENT PLAN

    The Company, through one of its subsidiaries, has a noncontributory pension plan that covers the executive officers of the Company. The following table discloses estimated annual benefits payable upon retirement in specified compensation and years of service classifications, based on current limits set by the Internal Revenue Code of 1986, as amended.

                     PROJECTED ANNUAL BENEFIT AT RETIREMENT

                                              YEARS OF SERVICE
                                            --------------------

SALARY                   10         15         20         25         30         35
--------------------  ---------  ---------  ---------  ---------  ---------  ---------

$ 20,000............  $   1,750  $   2,625  $   3,500  $   4,375  $   5,250  $   6,125

  30,000............      3,250      4,875      6,500      8,125      9,750     11,375

  40,000............      4,750      7,125      9,500     11,875     14,250     16,625

  50,000............      6,250      9,375     12,500     15,625     18,750     21,875

  60,000............      7,750     11,625     15,500     19,375     23,250     27,125

  70,000............      9,250     13,875     18,500     23,125     27,750     32,375

  80,000............     10,750     16,125     21,500     26,875     32,250     37,625

  90,000............     12,250     18,375     24,500     30,625     36,750     42,875

 100,000............     13,750     20,625     27,500     34,375     41,250     48,125

 150,000............     21,250     31,875     42,500     53,125     63,750     74,375

    The Company did not make any contributions for the benefit of executive officers for the year ended December 31, 1996.

    The estimated credited years of service for each of the executive officers named in the Summary Compensation Table is as follows: A.F. Petrocelli nine years and Anthony J. Miceli nine years, respectively.

    Subject to compensation limitations under the Employee Retirement Income Security Act of 1974, which was $150,000 in 1996, benefits are computed as follows: For each year of credited service after June 30, 1989, the sum of one percent (1%) of annual compensation, as defined, up to $25,000 plus one and one-half percent (1 1/2%) of annual compensation in excess of $25,000.

EMPLOYMENT CONTRACTS

    The Company has an employment contract with Mr. Petrocelli which provides for a base salary of $650,000 per annum plus a bonus as determined by the Board of Directors. In the event of a change of control of the Company as defined in the employment agreement, the Company shall pay Mr. Petrocelli a lump sum severance payment equal to three years salary and purchase outstanding options owned by Mr. Petrocelli. The employment agreement provides for successive one year terms unless either the Company or Mr. Petrocelli gives the other written notice that the employment agreement is terminated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    A.F. Petrocelli serves on the Compensation Committee of Nathan's of which Mr. Howard Lorber is Chairman of the Board and Chief Executive Officer. Mr. Lorber is a member of the Compensation and Stock Option Committee of the Company. For information relating to transactions involving Messrs., Petrocelli and Lorber and the Company, see "Certain Relationships and Related Transactions."

          COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE
                                  COMPENSATION

GENERAL

    The Compensation and Stock Option Committee determine the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees. Messrs. Lorber and Penner, non-employee directors of the Company, serve as members of the Compensation and Stock Option Committee and are independent and non-employee directors.

COMPENSATION PHILOSOPHY

    The Compensation and Stock Option Committee's executive compensation philosophy is to base management's pay, in part, to the achievement of the Company's annual and long-term performance goals by (a) setting levels of compensation designed to attract and hold superior executives in a highly competitive business environment, (b) providing incentive compensation that varies directly with the Company's financial performance and the impact of individual initiative and achievement on such financial performance, (c) linking compensation to elements which effect the Company's annual and long-term performance, (d) evaluating the competitiveness of executive compensation programs based upon information drawn from a variety of sources, and (e) establishing salary levels and bonuses intended to be consistent with competitive practice and level of responsibility, with salary increases and bonuses reflecting competitive trends, the overall financial performance of the Company, the performance of the individual executive and the contractual arrangements that may be in effect with the individual executive.

    Section 162(m) of the Internal Revenue Code, prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Joint Plan and the Incentive Plan qualifies as "performance-based compensation."

SALARIES

    Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industries. Annual salary adjustments are determined consistent with the Company's compensation policy by evaluating the competitive marketplace, the performance of the Company, the performance of the executive particularly with respect to the ability to manage growth of the Company, the length of the executive's service to the Company and any increased responsibilities assumed by the executive. Mr. Miceli's base salary is determined by the Compensation and Stock Option Committee in consultation with the Chairman of the Board, President and Chief Executive Officer of the Company.

ANNUAL BONUSES

    The Company from time to time considers the payment of bonuses to its executive officers although no formal plan currently exists. Bonuses would be determined based, first, upon the level of achievement by the Company of its strategic and operating goals and, second, upon the level of personal achievement by participants. The achievement of personal goals includes the actual performance of the Company for which the executive officer has responsibility as compared to the planned performance thereof, other individual contributions, the ability to manage and motivate reporting employees and the achievement of assigned projects. Bonuses are determined annually after the close of each fiscal year.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Petrocelli's base salary of $650,000 is based upon the terms of his employment agreement and the factors described in the "Salaries" paragraph above. Mr. Petrocelli will receive the same base salary in 1997. Mr. Petrocelli received a bonus in 1997 of $700,000 for services rendered during the 1996 fiscal year. The Compensation and Stock Option Committee awarded the bonus due to (i) the increase in revenues of the Company's core businesses, and (ii) the total revenues of the Company. At the Company's 1996 annual meeting of stockholders, the stockholders approved a performance criteria which requires the Company to achieve at least $70,000,000 in total revenues in order for the Chief Executive Officer to be eligible to receive a bonus. For the fiscal year ended December 31, 1996, this criteria was achieved.

    Compensation and Stock Option Committee: Arnold S. Penner, and Howard M. Lorber.

    COMMON STOCK PERFORMANCE: Set forth below is a graph comparing the total shareholder returns (assuming reinvestment of dividends, if any) of the Company, AMEX and a peer group ("The Peer Group") compiled by the Company consisting of publicly traded companies in industry segments corresponding to those in which the Company competes. The Peer Group, which includes the Company consists of the following companies: Base Ten Systems, Comtech Telecommunications, EDO Corporation, EQK Realty Investments, Keystone Consolidated Industries, Inc., Larizza Industries, Inc. and Pacific Gateway Properties, Inc.

    The Peer Group consolidation was done on a weighted average basis (market capitalization basis, adjusted at the end of each year). The graph assumes $100 invested on December 31, 1991, in the Company and each of the other indices.

               TOTAL RETURN TO SHAREHOLDERS REINVESTED DIVIDENDS

                                INDEXED RETURNS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   DOLLARS
Years Ending

                United Capital Corp   American Stock Exchange    Peer Group

Dec-91                       100.00                    100.00        100.00

Dec-92                       113.64                    101.06        123.01

Dec-93                       327.27                    120.78        190.57

Dec-94                       309.09                    109.78        188.00

Dec-95                       250.00                    138.77        248.28

Dec-96                       318.18                    147.65        191.43

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following sets forth the transactions involving the Company and its subsidiaries and its executive officers and/or Directors from January 1, 1996. Specific descriptions of these transactions are provided below.

    In September 1996, the Company purchased a 50% interest in a limited partnership that owns and operates a hotel in Miami Beach, Florida. Through December 31, 1996, the Company has invested approximately $624,000 for its equity interest. In September 1996, the Company participated in a $2.5 million loan transaction to the limited partnership secured by a mortgage lien against the property. The Company advanced approximately $682,500 in connection with this note. The remaining amounts were advanced by the following: A.F. Petrocelli, $250,000; Beverly Petrocelli, $1 million; an officer of the Company, $100,000; and the balance by unrelated parties. All amounts invested in and advanced to the partnership by the Company have been classified as investments in and advances to affiliates and are included in other assets in the consolidated financial statements. The note bears interest at 14% per annum payable monthly and matures in September 1997. The participants also received a commitment fee of 4%. Upon maturity the note may be extended for a one year term in consideration of 4% of the outstanding balance. A.F. Petrocelli disclaims beneficial interest of the participation interest held by Beverly Petrocelli.

    In May 1995, the Company participated in a $4.5 million loan transaction secured by an assignment of a mortgage note covering a commercial office building in New York City. The Company advanced approximately $2.5 million in connection with this loan. The remaining amounts were advanced by the following: The Howard M. Lorber Irrevocable Trust, $500,000; Beverly Petrocelli, $1.45 million; and the balance by unrelated parties. The note bore interest at 14% per annum and was fully satisfied together with accrued interest in August 1996. The participants also received a commitment fee of 4% in connection with the loan. Arnold Penner was a shareholder of the borrower and also a guarantor under the note. Howard M. Lorber disclaims beneficial ownership of the participation interest held by the Trustees of the Howard M. Lorber Irrevocable Trust. A.F. Petrocelli disclaims beneficial interest of the participation interest held by Beverly Petrocelli.

    The Company's two hotel properties are managed by a publicly traded company for which A.F. Petrocelli and Howard M. Lorber are directors. Fees paid for the management of these properties is based upon a percentage of revenue and was approximately $159,000 for 1996.

    In March 1997, the Company completed a $73,250,000 sales/leaseback transaction with Kmart Corporation for two of its distribution centers located in Brighton, Colorado and Greensboro, North Carolina. Kmart will lease these facilities for a minimum of 25 years. These sites encompass over 2.7 million square feet and service approximately 300 Kmart stores. The Company has taken a 50% equity interest in this transaction. Also participating in this transaction were Beverly Petrocelli, Arnold Penner and Howard M. Lorber who, along with an unrelated party, have taken approximately an 8% interest in this transaction. A.F. Petrocelli disclaims beneficial ownership of the participation interest held by Beverly Petrocelli.

    During 1996 the Company advanced, in the aggregate, $468,000 to A.F. Petrocelli. These advances bore interest at the Company's borrowing rate under its revolving credit facility. All amounts advanced have been repaid together with accrued interest thereon.

    On July 19, 1996, Mr. Petrocelli sold 100,000 shares of Common Stock to the Company for $10.00 per share.

    The Company has Indemnity Agreements with certain directors (individually each an "Indemnitee"), indemnifying each Indemnitee against the various legal risks and potential liabilities to which such individuals are subject due to their position with the Company, in order to induce and encourage highly experienced and capable persons such as the Indemnitees to continue to serve as directors of the Company.

                  PROPOSAL II--RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

    The Board of Directors appointed Arthur Andersen LLP, certified public accountants, as the Company's independent auditors for the year ending December 31, 1997. Although the selection of auditors does not require ratification, the Board of Directors has directed that the appointment of Arthur Andersen LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. If stockholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors will consider the appointment of other certified public accountants. The approval of the proposal to ratify the appointment of Arthur Andersen LLP requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. An abstention, withholding of authority to vote or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote.

    The Company's auditors for the year ended December 31, 1996 were Arthur Andersen LLP.

RECOMMENDATION

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1997.

                                 ANNUAL REPORT

    All stockholders of record as of the Record Date, have been sent, or are concurrently herewith being sent, a copy of the Company's 1996 Annual Report for the year ended December 31, 1996, which contains certified consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 1996.

    ANY STOCKHOLDER OF THE COMPANY MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 (WITHOUT EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO ANTHONY J. MICELI, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY AT UNITED CAPITAL CORP., 9 PARK PLACE, GREAT NECK, NEW YORK 11021.

                             STOCKHOLDER PROPOSALS

    In order to be considered for inclusion in the proxy materials to be distributed in connection with the next Annual Meeting of Stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than January 23, 1998.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, management knows of no matters other than those set forth herein which will be presented for consideration at the Meeting. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, the persons named in the accompanying Proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

    Anthony J. Miceli
    SECRETARY
    May 19, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              UNITED CAPITAL CORP.

                    Proxy -- Annual Meeting of Stockholders
                                 June 19, 1997

    The undersigned, a stockholder of United Capital Corp., a Delaware corporation (the "Company"), does hereby appoint A.F. Petrocelli and Anthony J. Miceli, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1997 Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 19, 1997, at 10:00 A.M., Local Time, or at any adjournment or adjournments thereof.

    The undersigned hereby instructs said proxies or their substitutes:

    1. ELECTION OF DIRECTORS:

    The election of the following directors: Howard M. Lorber, Anthony J. Miceli, Arnold S. Penner, and A.F. Petrocelli to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

                         TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), PRINT
      FOR / /            WITHHOLD VOTE / /                               NAME(S)
                                             BELOW

                          ------------------------------------------------------

    2. RATIFICATION OF APPOINTMENT OF AUDITORS:

    To ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company for the year ending December 31, 1997.

                / / FOR            / / AGAINST            / / ABSTAIN

    3. DISCRETIONARY AUTHORITY:

    To vote with discretionary authority with respect to all other matters which may come before the Meeting.

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT DIRECTORS AND TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

    The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms that all the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated May 19, 1997, and a copy of either the Company's Annual Report or Annual Report on Form 10-K for the year ended December 31, 1996.

                                                    Dated ____________________
                                                    1997

                                                    ___________________________
                                                    (L.S.)